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                                 EXHIBIT 99.1

              PTAC ANNOUNCES $60,000,000 CONVERTIBLE NOTE ISSUE

    ALLENTOWN, PA. . . November 7, 1996. . .Penn Treaty American Corporation (Nasdaq: PTAC) today announced that it plans to offer $60,000,000 aggregate principal amount of Convertible Subordinated Notes due 2003 (the "Notes"). The Company will grant to the initial purchasers the option to purchase up to an additional $9,000,000 principal amount of the Notes solely to cover over-allotments. The Notes will be convertible into shares of Common Stock of the Company at a fixed conversion price per share to be determined, subject to adjustment in certain circumstances. The Notes will be redeemable by the Company at declining redemption prices commencing in November 1999. The purpose of the proposed offering is to provide funds to support future growth. The Company intends to register the Notes and the underlying Common Stock within 90 days of the first issuance of the Notes.

    The Notes will be offered through initial purchasers in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Act") and to a limited number of institutional "accredited investors" as defined in the Act. The remainder of the Notes will be offered by the initial purchasers outside the United States in reliance on Regulation S under the Act.

    The Notes issued and sold in reliance on Rule 144A are expected to be eligible for trading on the PORTAL Market of the National Association of Securities Dealers, Inc.

    THE NOTES AND THE UNDERLYING COMMON STOCK OFFERED HAVE NOT BEEN REGISTERED UNDER THE ACT AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION OR AN APPLICABLE EXEMPTION FROM REGISTRATION REQUIREMENTS.

    Penn Treaty American Corporation is one of the leading providers of long-term nursing home and home health care insurance. The Company markets its products primarily to persons age 65 and over through independent agents.

    CONTACT:  Penn Treaty American Corporation
              Cameron B. Waite, Chief Financial Officer
              (800) 222-3469